As filed with the Securities and Exchange Commission on May 24, 1996
                                 Registration No.33-_________

                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549
                    ---------------------------------

                                FORM S-8
                        REGISTRATION STATEMENT
                               UNDER THE
                        SECURITIES ACT OF 1933
                    -------------------------------

                             FOTOBALL USA, INC.
          (Exact name of registrant as specified in its charter)

          Delaware                          33-0614889
          (State or other                   (I.R.S. Employer
          jurisdiction of                   Identification Number)
          incorporation or
          organization)

                             3738 Ruffin Road
                       San Diego, California          92123
            (Address of Principal Executive Offices) (Zip Code)
                       ----------------------------

         OPTION AGREEMENTS WITH CERTAIN OFFICERS AND DIRECTORS OF
         FOTOBALL USA, INC. NOT PURSUANT TO THE FOTOBALL USA, INC.
         1994 STOCK OPTION PLAN
                       (Full title of the plans)
                       ----------------------------
MICHAEL FAVISH                               CHARLES I. WEISSMAN, ESQ.
President and Chief Executive Officer        Shereff, Friedman, Hoffman &
Fotoball USA, Inc.                           Goodman, LLP
3738 Ruffin Road                             919 Third Avenue
San Diego, California 92123                  New York, New York 10022
(619) 467-9900                               (212) 758-9500
     (Name, address and telephone number, including area code, of agents for service)

                     CALCULATION OF REGISTRATION FEE

                                 Proposed    Proposed
                                 maximum     maximum      Amount of
Title of Securities    Amount    offering   aggregate   registration
to be registered       to be     price per   offering     fee <F2>
                     registered  share <F1>   price <F1>
- ------------------   ----------  ---------   ---------   -----------

Common Stock, par      35,000    $8.75       $306,250     $105.60
 value $.01 per
     share


<F1>  Estimated in accordance with Rule 457(c) and (h) of the Securities Act of
1933, as amended (the "Act"), solely for the purpose of calculation of the registration fee. The price shown is the closing bid price for shares of the common stock, par value $.01 per share (the "Common Shares"), of the Registrant on the Nasdaq SmallCap Market on May 22, 1996.

<F2> The registration fee has been calculated pursuant to Rule 457(c) and (h)
of the Act as follows: one-twenty-ninth of one percent of $306,250, the closing bid price for the Common Shares on the Nasdaq SmallCap Market on May 22, 1996, multiplied by 35,000, the number of Common Shares registered hereby.






























                                   (2)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have been filed by Fotoball USA, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, which is the Registrant's latest Annual Report on Form 10-KSB filed pursuant to Section 13(a) or 15(d) of the Exchange Act and which contains audited financial statements for the Registrant's latest fiscal year for which a Form 10-KSB was required to have been filed.

(b) The Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1996.

(c) The description of the Registrant's common stock, par value $.01 per share (the "Common Stock"), which is contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

    The indemnification of officers and directors of the Company is governed by Section 145 of the Delaware Gereral Corporation Law (the "DGCL") and the Certificate of Incorporation (the "Certificate") and By-Laws of the Company. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had

                                   (3)
no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

   The Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The By-Laws provide that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The By-Laws further provide that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding.






                                   (4)
   The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate or By-Laws or otherwise.

   The Company maintains directors and officers liability and company reimbursement insurance which, among other things, (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity such and (ii) provides for payment on behalf of the Company against such loss but only when the Company shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective Certificate or By-Law provisions.

Item 7.  Exemption from Registration Claimed.

   Not Applicable.

Item 8.  Exhibits.

   The following exhibits are filed as part of this Registration Statement:


Exhibit Number          Description
- --------------         ----------------------

4.1                   Form of Representative's Unit Purchase Option.(1)

4.2                   Form of Warrant Agreement.(1)

4.3                   Specimen Warrant Certificate.(2)

4.4                   Specimen Stock Certificate.(2)

4.6(1)*               Stock Option Agreement dated as of November 9, 1994
                      with David G. Forster.(3)

4.6(2)*               Form of Stock Option Agreement dated June 1, 1994
                      with Sabin C. Streeter.(3)

5.1                   Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.

23.1                  Consent of Hollander, Gilbert & Co.









                                   (5)
23.2                  Consent of Shereff, Friedman, Hoffman &
                      Goodman, LLP (contained in Exhibit 5.1).

_______________________
*     Indicates exhibits relating to executive compensation.
(1) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 1, 1994 incorporated herein by reference.
(2) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 9, 1994 incorporated herein by reference.
(3) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 incorporated herein by reference.

Item 9.  Undertakings.

      The undersigned small business issuer hereby undertakes that it will:

 (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

      (i) include any prospectus required by Section 10(a)(3) of the Act;

      (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

      (iii) include any additional or changed material information on the plan of distribution;

  (2) for determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

  (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (4) for purposes of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective; and

  (5) for the purpose of determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.








                                   (6)
   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









































                                   (7)

                              SIGNATURES
                             ---------------

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 23rd day of May, 1996.

                                FOTOBALL USA, INC.

                                By:/s/ Michael Favish
                                ----------------------
                                Michael Favish
                                President, Chief Executive
                                Officer and Director

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:


Signature                            Titles                      Date
- ----------------          -------------------------          ------------

/s/ Michael Favish        President, Chief Executive          May 23, 1996
- ------------------        Officer and Director
Michael Favish            (Principal Executive Officer)

/s/ David G. Forster      Vice President, Finance,            May 23, 1996
- -------------------       Treasurer, & Chief Financial Officer
David G. Forster          (Principal Financial & Accounting Officer)

/s/ William R. Hasvold    Director                            May 23, 1996
- ---------------------
William R. Hasvold

/s/ Joel K. Rubenstein    Director                            May 23, 1996
- ----------------------
Joel K. Rubenstein

/s/ Sabin C. Streeter     Director                            May 23, 1996
- ----------------------
Sabin C. Streeter

/s/ Robert N. Weingarten  Director                            May 23, 1996
- ------------------------
Robert N. Weingarten






                                   (8)

                                EXHIBIT INDEX
                                ----------------

Exhibit
Number                    Description
- ---------                 -----------------------------
5.1                       Opinion of Shereff, Friedman, Hoffman &
                          Goodman, LLP.

23.1                      Consent of Hollander, Gilbert & Co.

23.2                      Consent of Shereff, Friedman, Hoffman &
                          Goodman, LLP (contained in Exhibit 5.1).









































                                    (9)